Exhibit 99.1

STONEPEAK ROCKET HOLDINGS II LP

By:	STONEPEAK ASSOCIATES IV LLC,
its general partner

By:	STONEPEAK GP INVESTORS IV LLC,
its sole member

By:	STONEPEAK GP INVESTORS MANAGER LLC,
its managing member

By:	/s/ Michael Dorrell
	Name:	Michael Dorrell
	Title:	Managing Member